EXHIBIT 10.5

TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into on this 31st day of July, 2018, by and between DaVita Inc. a Delaware corporation, and James Hilger (“Executive”). Unless the context indicates otherwise, the term “Company” means and includes DaVita Inc., its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), all of its related entities, and all of the past and present directors, officers, trustees, agents and employees of each.
WHEREAS, Executive currently serves as the Chief Accounting Officer of the Company; and
WHEREAS, the Company and Executive desire to set forth herein their mutual agreement with respect to all matters relating to Executive’s retirement from the position of Chief Accounting Officer of the Company.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:
1. Transition.
(a)     Transition Period. Executive shall continue in his current position of Chief Accounting Officer of the Company through the earlier of (i) March 31, 2020 (the “CAO Retirement Date”) and (ii) the termination of Executive’s employment in accordance with Section 3 of the Employment Agreement, effective September 22, 2005, between the Company and Executive, as amended (the “Employment Agreement”). The period prior to the Executive’s termination of employment hereunder shall be referred to as the “Transition Period.” On the CAO Retirement Date or, if applicable, the earlier termination of Executive’s employment, the Executive shall relinquish the duties of Chief Accounting Officer of the Company and any other position Executive holds with the Company or any of its affiliates or subsidiaries.
(b)     Transition Services. During the Transition Period, Executive shall continue to serve as the Company’s Chief Accounting Officer and shall provide support to, and collaborate with, the Company in its search for Executive’s successor. Notwithstanding anything herein to the contrary, the Company and Executive agree that the services to be provided by Executive during the Transition Period are expected to exceed more than 20% of the average level of services performed by Executive for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period.

2.     Compensation and Benefits.
(a)     General. Subject to Executive’s execution, non-revocation and compliance with this Agreement, during the Transition Period:

(i)	Executive’s annual base salary shall remain at $375,000 (“Base Salary”);

(ii)
Executive shall remain eligible to receive an annual incentive bonus for the 2018 performance year (the “2018 Bonus”), 2019 performance year (the “2019 Bonus”) and 2020 performance year (but prorated to reflect service prior to CAO Retirement Date) (the “Prorated 2020 Bonus”), with a maximum annual opportunity for each period equal to $350,000 (the “Maximum Bonus Potential”) and actual payout for each year no less than the same percentage of Maximum Bonus Potential as the weighted average percentage of Maximum Bonus Potential generally paid as an annual incentive bonus to Company teammates with respect to 2018 and 2019, respectively, under the Company’s broad-based program, subject to reductions in payout levels after applying negative discretion for significant underperformance by the Executive, as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”), provided that the actual payout for the Prorated 2020 Bonus shall equal the actual payout percentage of the Maximum Bonus Potential paid to the Executive with respect to the 2019 performance year, but subject to a reduction in payout level after applying negative discretion for significant underperformance by the Executive during the 2020 period, as determined by the Committee, provided further that (x) Executive shall forfeit the 2018 Bonus and/or 2019 Bonus if his employment with the Company terminates prior to the applicable payment date for any reason other than as set forth in Section 2(b) of this Agreement and (y) Executive shall forfeit the Prorated 2020 Bonus if his employment with the Company terminates prior to the CAO Retirement Date for any reason other than as set forth in Section 2(b) of this Agreement;

(iii)
subject to Executive’s employment with the Company through the grant date of the 2019 annual equity awards to senior executive officers of the Company, Executive shall be eligible to receive an annual equity grant, with a grant date fair value of $400,000 for the 2019 grant year, to be delivered in the same equity vehicles as, and with vesting terms consistent with, the Executive’s 2018 equity awards from the Company; and

(iv)
subject to (x) the Executive’s continued employment through the CAO Retirement Date, (y) Executive’s compliance with this Agreement and (z) Executive’s execution and non-revocation of the Supplemental Release (as defined herein), with such release to become effective no later than the 30th day following the Executive’s termination of employment, (I) Executive’s time-based restricted stock units that are outstanding as of the date of such termination of employment, shall become fully vested and shall be settled within 60 days following such termination of employment and (II) Executive’s stock appreciation rights outstanding as of the date of such termination of employment shall continue to vest and become exercisable in accordance with the vesting schedules set forth in the underlying agreements and shall remain exercisable until the normal expiration date set forth in such agreements (the accelerated and continued vesting of equity awards outstanding as of the CAO Retirement Date shall be referred to as the “Equity Benefits”).
(b)     Termination of Employment. Subject to Executive’s compliance with this Agreement and Executive’s execution and non-revocation of the Supplemental Release, with such release to become effective no later than the 30th day following the Executive’s termination of employment, if the Company terminates Executive’s employment prior to the CAO Retirement Date in accordance with Section 3.3 of the Employment Agreement (a “Qualifying Separation”), then, in lieu of the severance benefits provided for under Section 3.3 of the Employment Agreement: (i) Executive shall receive Base Salary continuation through March 31, 2020, payable in accordance with the Company’s normal payroll practices; (ii) Executive shall be eligible to receive the 2018 Bonus, 2019 Bonus and Prorated 2020 Bonus, to the extent unpaid at the time of such Qualifying Separation, and payable by March 15th following the conclusion of the applicable bonus year or, in the case of the 2020 Bonus, payable at the same time the 2019 Bonus is paid to Executive or, if later, within 30 days following the Executive’s termination of employment; (iii) Executive shall receive as an additional monthly payment through March 31, 2020, an amount equal to the employer-portion of the Executive’s health insurance benefits, payable in accordance with the Company’ normal payroll practices; (iv) if such Qualifying Termination occurs prior to the grant of the 2019 annual equity awards, Executive shall receive, in lieu of the 2019 equity grant described in Section 2(a), a lump sum cash payment of $400,000, payable within 60 days following the Qualifying Separation; and (v) Executive shall receive the Equity Benefits. If Executive’s employment terminates prior to the CAO Retirement Date for any reason other than a Qualifying Separation, (i) Executive shall only be entitled to receive his Base Salary through the effective date of his termination of employment and to participate in the Company’s benefit programs in which he then participates through the effective date of his termination of employment, (ii) Executive’s equity awards shall be subject to the terms of the underlying equity award agreements and (iii) Executive shall not be entitled to any benefits hereunder or under his Employment Agreement in connection with such termination of employment. For the avoidance of doubt, Executive expressly acknowledges that the only severance benefits that he shall be entitled to are set forth in this Section 2(b) and he shall not be entitled to receive any severance benefits under the Employment Agreement and if the Company and Executive agree to extend Executive’s services with the Company beyond the CAO Retirement Date, the Executive shall not be entitled to any severance benefits under his Employment Agreement in connection with any subsequent termination of such employment.
3.     Company Property. On the expiration of the Transition Period, Executive shall return to the Company all documents and other property belonging to the

Company, including items such as keys, phone, credit cards and computers or other devices that have not already been returned by Executive, with receipt acknowledged by the Company. Executive agrees not to make or retain any copies, electronic or otherwise, of the Company’s Confidential Information and Business Related Information, as defined in the Employment Agreement.
4.     Cooperation in Investigations and Litigation. In consideration for the payments and agreements set forth in the Transition Agreement, following the expiration of the Transition Period, Executive agrees, upon request of the Company, to cooperate with the Company and its subsidiaries and affiliates with reasonable advance notice to provide information to and assist the Company, and its subsidiaries and affiliates in the investigation, defense, or prosecution of any suspected claim against or by the Company and its/their subsidiaries and affiliates or any Releasee (as defined herein). Such assistance will include, but is not limited to, participating in interviews with representatives of the Company, attending, as a witness, depositions, trials, or other similar proceedings without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. Executive further agrees that he will provide full, complete and truthful information and testimony in all interviews, meetings, and/or testimony. Executive understands that Company will reimburse the Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation. Executive will act in good faith to furnish the information and cooperation required by this Section 4 and the Company will act in good faith so that the requirement to furnish such information and cooperation does not create a hardship for the Executive. Following the expiration of the Transition Period, if the time incurred to comply with this Section 4 exceeds 40 hours, then Executive and Company shall engage in good faith negotiations to enter into a consulting agreement with a reasonable per diem or per hour rate as to be mutually determined between the Executive and the Company.
5.     Certain Covenants of Executive. As a condition of the Executive’s employment by the Company and the payment of compensation and receipt of benefits referred to above, the Executive agrees to continue to be bound, and will continue to be bound following Executive’s termination of employment in accordance with Section 4 of the Employment Agreement, to the covenants contained in Section 4 of the Employment Agreement. The Executive acknowledges that the Company would not provide the compensation and/or benefits set forth above if Executive was not willing to be bound by the terms of such Employment Agreement and Executive further acknowledges and agrees that if he breaches the covenants contained in Section 4 of the Employment Agreement or the other terms of this Agreement, then, to the fullest extent permitted by law, (a) the Company will be entitled to apply for and receive an injunction to restrain any violation of such covenants or this Agreement, (b) the Company will not be obligated to make any additional payments or provide any additional benefits, (c) Executive will be obligated to pay to the Company its costs and expenses in enforcing the covenants contained in Section 4 of the Employment Agreement and this Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees) if Company is the prevailing party, and (d) at the Company’s option, the Executive’s vested but unexercised stock appreciation rights shall be forfeited and Executive shall immediately remit a cash payment to the Company equal to the sum of (i) the difference between (y) the fair market value of a share of Company Common Stock on the date of such breach or the date of Executive’s termination of employment, whichever is greater, and (z) the per share base price, multiplied by the number of shares of Company Common Stock purchased pursuant to the exercise of the stock appreciation rights that vested or continued to vest pursuant to the terms of the Transition Agreement, (ii) the fair market value of a share of Company Common Stock on the date of such breach or the date of Executive’s termination of employment, whichever is greater multiplied by the number of shares of Company Common Stock subject to restricted stock unit awards that vested upon the Executive’s termination of employment pursuant to the terms of the Transition Agreement and (iii) any cash payment received in lieu of the 2019 equity awards. Notwithstanding the foregoing, nothing in this Agreement nor the Employment Agreement, is intended to limit the Executive’s ability to (i) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (iii) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
6.     Indemnification. Nothing in this Agreement is intended to affect any obligation the Company may have under applicable law, its governing documents, or through an individual agreement to indemnify Executive including, without limitation, the Indemnity Agreement, dated December 10, 2007, between the Executive and the Company. For the avoidance of doubt, notwithstanding the termination of the Transition Period or any provision herein to the contrary, the Company shall honor its obligations under all indemnification agreements and its charter and bylaw provisions providing for indemnification or advance of expenses to the Executive.
7.     Waiver and Release.
(a)     Release. Executive, on behalf of himself and his heirs, executors, administrators, family members, attorneys and assigns, hereby waives, releases and forever discharges the Company, together with the Company’s directors, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including each of their respective directors, officers, employees, shareholders, members, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, suits, complaints, contracts (whether oral or written, express or implied from any source), promises and liabilities of any kind, in law or equity, that the Executive ever had, may now have or hereafter can, will or may have against the Releasees as of and including the date of execution of this Agreement, including, but not limited to:

(i)
claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, Section 1981 of the Civil Rights Act, the 1991 Civil Rights Act, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(ii)	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(iii)	future causes of action under the federal false claims act and/or any state false claims act relating in any manner to information learned while employed with the Company; and/or

(iv)
any other claim whatsoever including, but not limited to, claims for severance pay, sick pay, unpaid wages, unpaid bonuses, unpaid paid time off, claims based upon breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, defamation, interference with contract, intentional and/or negligent infliction of emotional distress, fraud, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to his employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding any claims which by law the Executive cannot waive, including claims for indemnification, and any claim that the Company has failed to make any payments or to provide any of the payments or benefits described in the Employment Agreement or this Agreement.

(b)     Release of Known and Unknown Claims and Claims Under Age Discrimination in Employment Act. The Executive understands that this waiver and release includes a release of all known and unknown claims, including claims under the federal Age

Discrimination in Employment Act. The Executive acknowledges that this waiver and release does not waive any right or claim that he may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act that arises after the date of execution of this waiver and release.
(c)     Knowing and Voluntary Waiver. The Executive further acknowledges and agrees that he has carefully read and fully understands all of the provisions of this waiver and release and that he has been advised to and/or has obtained representation by counsel in connection with his execution of this waiver and release. The Executive has freely, knowingly and voluntarily elected to execute this waiver and release, in exchange for due consideration, by signing below.
(d)     Time to Consider Waiver and Release; Revocation. The Executive acknowledges that he has had at least twenty-one (21) calendar days after the receipt of this waiver and release to consider signing this waiver and release, and that he may voluntarily choose to waive this 21-day period. In addition, the Executive has seven (7) calendar days after signing this Agreement to revoke it, in which case this Agreement shall be null and void. Any such revocation must be in writing and be submitted to Kathleen Waters. The Executive understands that if he signs this Agreement and does not revoke this Agreement within seven (7) calendar days after signing, this waiver and release will become fully effective and enforceable.
(e)     Supplemental Release. In addition to complying with the terms of this Agreement, as an additional condition precedent to the Executive’s receipt of the Equity Benefits or, if applicable the benefits set forth in Section 2(b), the Executive also must provide a separately duly signed Waiver and Release Agreement, in the form attached hereto as Exhibit A (the “Supplemental Release”), after the CAO Retirement Date or, earlier Qualifying Separation, and before the expiration of twenty-one (21) calendar days after such date and not revoke it. The Company shall provide Executive with a copy of the Supplemental Release on or around the CAO Retirement Date or earlier Qualifying Separation.
8.     Miscellaneous.
(a)     Assignment. Neither the Company nor Executive may assign this Agreement, except that the Company’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of the Company’s business by purchase, merger, consolidation or otherwise.
(b)     Executive Assignment. The Executive represents and warrants that the Executive has the sole right and exclusive authority to execute this Agreement and the Supplemental Release; that Executive has not sold, signed, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered in this Agreement; that the provisions of this Agreement shall be binding upon Executive and Executive’s heirs, executors, administrators and other legal representatives; that Executive has not relied upon any promise or representation that is not contained within this Agreement; and that the obligations imposed upon Executive in this Agreement shall not prevent Executive from earning a satisfactory livelihood. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.
(c)     Entire Agreement. This Agreement and the Supplemental Release contain the entire understanding between the Company and Executive relating to the subject matter hereof and supersede any contrary provision in any other document, including any prior employment agreement, offer letter or memorandum of understanding between Executive and the Company, whether written or oral; provided, however, that Executive shall continue to be bound by the restrictive covenants and other restrictions set forth in the Employment Agreement and the Executive’s equity award agreements. Notwithstanding anything herein to the contrary, if the Transition Period ends on account of the Executive’s death or disability, then the Executive shall remain eligible to exercise Executive’s outstanding stock appreciation rights in accordance with the terms of Executive’s equity award agreements as contemplated under, and only to the extent contemplated by, the Executive’s equity award agreements.
(d)     Applicable Law. This Agreement shall be construed and interpreted pursuant to the internal laws of the State of Washington, without regard to principles of conflicts of laws. In the event of a breach or threatened breach of any of the covenants referenced in Section 5, the Company will be entitled to immediate, temporary or preliminary injunctive relief in any court located in the State of Washington without proof of actual damages.
(e)     Benefits Unfunded. All rights of the Executive and his spouse or any other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Executive for payment of any amounts due hereunder, and neither the Executive nor his spouse or any other beneficiary shall have any interest in or rights against any specific assets of the Company, and the Executive and his spouse or any other beneficiary shall have only the rights of a general unsecured creditor of the Company.
(f)     Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.
(g)     Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment. Any payment made or contemplated hereunder that is treated as deferred compensation subject to Section 409A shall be paid in compliance with Section 409A and shall not be deferred or accelerated in violation of Section 409A. In the event that the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement unless such 409A Penalties arise in connection with the Company’s failure to comply with the terms hereof. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service (within the meaning of Section 409A of the Code), then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the date that is six months after Executive’s separation from service, such payment shall not be made to Executive until the earlier of the date that is six months after Executive’s separation from service or Executive’s death and will be accumulated and paid on the first day of the seventh month following the date of separation from service. In addition, each payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years. Any reimbursement payable to Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.
(h)      Amendment. No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.
(i)      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

(j)     Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.
(k)     Notices. Notices required under this Agreement shall be in writing and sent by registered U.S. mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other by written notice:
If to the Company:
DaVita Inc.
2000 16th Street
Denver, Colorado 80202
Attention: Kathleen Waters, Chief Legal Officer

If to Executive:

At the most recent address on file with the Company

(l)      Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.
(m)     Tax Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
(n)     Possible Recoupment of Certain Compensation. Notwithstanding any other provision in this Agreement to the contrary, Executive shall be subject to the written policies of the Board of Directors as well as laws and regulations applicable to executives of the Company, including without limitation the DaVita HealthCare Partners Inc. Incentive Compensation Clawback Policy approved by the Board of Directors on December 4, 2014 and rules adopted pursuant to the Dodd-Frank Act, and any other Board policy, law or regulation relating to recoupment or “clawback” of compensation that may exist from time to time during the Executive’s employment by the Company and thereafter.

IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name on its behalf, all as of the date first above written.

DaVita Inc.

By:	/s/ Joel Ackerman
Name: Joel Ackerman
	Title:	Chief Financial Officer

/s/ James Hilger

James Hilger

EXHIBIT A
SUPPLEMENTAL RELEASE OF CLAIMS
This Waiver and Release Agreement (“Release”) is executed by _____________ (“Executive”) on this ____ day of ________________, 201_.

1.Waiver and Release. Executive, on behalf of himself and his heirs, executors, administrators, family members, attorneys and assigns, hereby waives, releases and forever discharges DaVita Inc. (the “Company”), together with the Company’s directors, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including each of their respective directors, officers, employees, shareholders, members, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, suits, complaints, contracts (whether oral or written, express or implied from any source), promises and liabilities of any kind, in law or equity, that Executive ever had, may now have or hereafter can, will or may have against the Releasees as of and including the date of execution of this Release, including, but not limited to:

a.
claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, Section 1981 of the Civil Rights Act, the 1991 Civil Rights Act, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

b.	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

c.	future causes of action under the federal false claims act and/or any state false claims act relating in any manner to information learned while employed with the Company; and/or

d.
any other claim whatsoever including, but not limited to, claims for severance pay, sick pay, unpaid wages, unpaid bonuses, unpaid paid time off, claims based upon breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, defamation, interference with contract, intentional and/or negligent infliction of emotional distress, fraud, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to his employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding any claims which by law Executive cannot waive, including claims for indemnification, and any claim that the Company has failed to make any payments or to provide any of the payments or benefits described in the Employment Agreement, dated as of September 22, 2015, between Executive and the Company, as amended (the “Employment Agreement”), and the Transition Agreement, dated as of [___________, between Executive and the Company (the “Transition Agreement”).

2.Remedies if Executive Breaches Waiver and Release. Executive further acknowledges and agrees that if he breaches the provisions of the waiver and release, then, to the fullest extent permitted by law, (a) the Company will be entitled to apply for and receive an injunction to restrain any violation of the waiver and release, (b) the Company will not be obligated to make any additional payments or provide any additional benefits, (c) Executive will be obligated to pay to the Company its costs and expenses in enforcing the waiver and release and defending against such lawsuit (including court costs, expenses and reasonable legal fees) if Company is the prevailing party, and (d) as an alternative to (c), at the Company’s option, the Executive’s vested but unexercised stock appreciation rights shall be forfeited and Executive shall immediately remit a cash payment to the Company equal to the sum of (i) the difference between (y) the fair market value of a share of Company Common Stock on the date of such breach or the date of Executive’s termination of employment, whichever is greater, and (z) the per share base price, multiplied by the number of shares of Company Common Stock purchased pursuant to the exercise of the stock appreciation rights that vested or continued to vest pursuant to the terms of the Transition Agreement, (ii) the fair market value of a share of Company Common Stock on the date of such breach or the date of Executive’s termination of employment, whichever is greater multiplied by the number of shares of Company Common Stock subject to restricted stock unit awards that vested upon the Executive’s termination of employment pursuant to the terms of the Transition Agreement and (iii) any cash payment received in lieu of the 2019 equity awards.
3.Waiver of Reinstatement Rights. To the extent permitted by law, Executive further waives, releases, and discharges Releasees from any reinstatement rights which Executive has or could have.

4.Representations and Warranties of Executive. Executive expressly represents and warrants that he is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released by Executive herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that Executive has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein. Executive further represents and warrants that he is unaware of any lien that has been noticed or filed and that would attach to any payment or benefit to be made or given by the Company pursuant to this Release. Executive agrees to indemnify the Releasees, including payment of any attorneys’ fees and costs, and hold the Releasees harmless from and against any and all damages which may be suffered by them in the event that any of the foregoing representations and warranties are untrue in whole or part, and any and all claims based on or arising from any such assignment or transfer, or any attempted assignment or transfer, of any matters released herein.
5.Release of Known and Unknown Claims and Claims Under Age Discrimination in Employment Act. Executive understands that this waiver and release includes a release of all known and unknown claims, including claims under the federal Age Discrimination in Employment Act. Executive acknowledges that this Release does not waive any right or claim that he may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, that arises after the date of execution of this Release.
6.Knowing and Voluntary Waiver. Executive further acknowledges and agrees that he has carefully read and fully understands all of the provisions of this Release and that he has been advised to and/or has obtained representation by counsel in connection with his execution of this Release. Executive has freely, knowingly and voluntarily elected to execute this Release, in exchange for due consideration, by signing below.
7.Protected Rights. Executive understands that nothing contained in this Release prohibits or limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission. Executive also understands that this Release does not prohibit or limit Executive’s ability to communicate with any federal, state or local governmental agency or commission, or to otherwise participate in any investigation or proceeding that may be conducted by such an agency or commission, including providing documents or other information.
8.Cooperation. In consideration for the payments and agreements set forth in the Transition Agreement, Executive agrees, upon request of the Company, to cooperate with the Company and its subsidiaries and affiliates with reasonable advance notice to provide information to and assist the Company, and its subsidiaries and affiliates in the investigation, defense, or prosecution of any suspected claim against or by the Company and its/their subsidiaries and affiliates or any Releasee. Such assistance will include, but is not limited to, participating in interviews with representatives of the

Company, attending, as a witness, depositions, trials, or other similar proceedings without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. Executive further agrees that he will provide full, complete and truthful information and testimony in all interviews, meetings, and/or testimony. Executive understands that Company will reimburse the Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation. Executive will act in good faith to furnish the information and cooperation required by this Section 8 (Cooperation) and the Company will act in good faith so that the requirement to furnish such information and cooperation does not create a hardship for the Executive. Following the expiration of the Transition Period, if the time incurred to comply with this Section 8 exceeds 40 hours, then Executive and Company shall engage in good faith negotiations to enter into a consulting agreement with a reasonable per diem or per hour rate as to be mutually determined between the Executive and the Company.
9.Exit Interview. Executive agrees to fill out Company’s form Compliance Questionnaire, and to be available to participate in an exit interview with the Company’s Corporate Compliance Department or its designee if Executive is asked by the Company to do so. In the event an interview is desired, at the sole discretion of the Company, the Company will contact the Executive to establish a mutually agreeable time for the interview.
10.Compliance Concerns. Executive acknowledges that he has fulfilled his obligation to raise any and all compliance concerns while employed with the Company and that he is not currently aware of any compliance-related issues that he has not previously raised with the Company. If Executive is currently aware of a compliance-related issue, Executive acknowledges his obligation to raise the concern(s) during his compliance exit interview.
11.Time to Consider Release; Revocation. Executive acknowledges that he has had at least twenty-one (21) calendar days after the receipt of this Release to consider signing this Release, and that he may voluntarily choose to waive this 21-day period. In addition, Executive has seven (7) calendar days after signing the Release to revoke it, in which case this Release will be null and void. Any such revocation must be in writing and be submitted to Kathleen Waters, Chief Legal Officer. Executive understands that if he signs this Release and does not revoke the Release within seven (7) calendar days after signing, this Release will become fully effective and enforceable. Executive also understands that no severance payments will be paid to him until the seven (7) calendar day revocation period has expired without him having revoked the Release.
EXECUTED this ______ day of __________________, 20__.